UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

MARCHEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

413 Pine Street, Suite 500

Seattle, Washington 98101

Dear holders of Class A common stock and Class B common stock of Marchex, Inc. (“Marchex” or the “Company”):

You are cordially invited to attend the annual meeting of stockholders of Marchex to be held at the Sheraton Seattle Hotel, 1400 6th Avenue, Seattle, Washington 98101 on Friday, May 9, 2008, at 10:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect six individuals to serve on the Company’s Board of Directors for the ensuing year and until their successors are elected;

(2)	To ratify the appointment of the independent registered public accounting firm KPMG LLP (“KPMG”) as the Company’s independent accountants for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only holders of record of the Company’s Class A common stock and Class B common stock on the books of the Company at the close of business on April 4, 2008, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions on your proxy card. Mailing your proxy(ies) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting. If you attend the meeting and vote in person, the proxy will not be used.

By order of the Board of Directors,

Russell C. Horowitz Chairman and Chief Executive Officer

April 11, 2008

Your vote is very important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

413 Pine Street, Suite 500

Seattle, Washington 98101

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Marchex for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Friday, May 9, 2008, at the Sheraton Seattle Hotel located at 1400 6th Avenue, Seattle, Washington 98101, and any postponement or adjournment of that meeting. The Company’s telephone number is (206) 331-3300. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

Marchex’s Class B common stock and preferred stock are traded on the Nasdaq Global Market.

These proxy solicitation materials were mailed on or about April 11, 2008, together with the Company’s annual report, to all holders of Class A common stock and Class B common stock entitled to vote at the meeting. The holders of the Company’s preferred stock are not entitled to vote at the meeting.

Record Date and Outstanding Shares

Only holders of record of shares of Class A common stock and Class B common stock on the books of the Company at the close of business on the record date, April 4, 2008, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 10,959,216 shares of Class A common stock outstanding and held of record by 4 stockholders and 29,164,706 shares of Class B common stock outstanding and held of record by approximately 109 stockholders.

Proxies

The Board of Directors has selected Michael A. Arends, Chief Financial Officer, and Ethan Caldwell, General Counsel and Secretary, as proxies for the annual meeting. By submitting your proxy, you will authorize Mr. Arends and Mr. Caldwell to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Meeting Attendance and Admission

You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of April 4, 2008. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present a photo identification and proof of your stockholder status or beneficial ownership prior to being admitted to the annual meeting. If you are the stockholder of record, you will need to provide proof of status in the form of your proxy card. If you hold your shares in “street name,” you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Marchex stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not present photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Voting and Solicitation

Each stockholder entitled to vote at the meeting may vote in person at the annual meeting or by proxy. If you are the record holder of your shares and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet and if you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the appointment of accountants. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Each holder of shares of Class A common stock is entitled to 25 votes for each share of Class A common stock held as of the record date, and each holder of shares of Class B common stock is entitled to 1 vote for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote together as a single class on all matters described in these proxy materials for which your vote is being solicited.

The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its stockholders the proxy, this proxy statement and the accompanying notice of annual meeting of stockholders. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (“SEC”), in sending proxies and proxy materials to the beneficial owners of the voting stock. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the Class A common stock and Class B common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The candidates for election as directors at the annual meeting who receives the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting, will be elected. The ratification of the independent registered public accounting firm for the Company for the current year requires the affirmative vote of a majority of the shares of the Company’s Class A common stock and Class B common stock present or represented by proxy and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting.

Abstentions; Broker Non-Votes

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote shares with respect to a particular proposal and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be routine matters. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

For Proposal One (election of directors), which requires a plurality of the votes cast, abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected. For Proposal Two (the ratification of the appointment of the independent registered public accounting firm), which requires the affirmative approval of a majority of the votes present or represented and entitled to vote, broker non-votes will have no effect on the number of votes cast nor on whether the appointment is ratified, but abstentions will have the same effect as a vote against Proposal Two because they will be counted as a vote cast with respect to the proposal but not counted as a vote for ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of April 4, 2008 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the “Summary Compensation Table” (“NEOs”); and

•	all of our directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 10,959,216 shares of our Class A common stock and 29,164,706 shares of our Class B common stock outstanding as of April 4, 2008. This percentage excludes the shares of Class B common stock issuable upon conversion of the preferred stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 4, 2008, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington 98101.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name and, as appropriate, address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders
PAR Investment Partners, L.P.(2) One International Place, Suite 2401 Boston, MA 02110	—	—	3,284,099	11.3%	1.1%
Wells Fargo & Company(3) 420 Montgomery Street San Francisco, CA 94104	—	—	2,855,916	9.8%	*
Columbia Wanger Asset Management, L.P.(4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	—	—	1,700,000	5.8%	*
Kingdon Capital Management, LLC(5) 152 West 57th Street, 50th floor New York, NY 10019	—	—	1,480,000	5.1%	*
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	—	—	1,459,800	5.0%	*
Named Executive Officers and Directors
Russell C. Horowitz(7)	7,953,423	72.6%	1,514,333	5.2%	66.1%
Michael A. Arends(8)	—	—	774,750	2.6%	*
Ethan A. Caldwell(9)	680,313	6.2%	365,000	1.3%	5.7%
Peter Christothoulou(10)	325,313	3.0%	370,000	1.3%	2.8%
Cameron Ferroni(11)	—	—	325,055	1.1%	*
John Keister(12)	2,000,167	18.3%	805,858	2.8%	16.8%
Dennis Cline(13)	—	—	134,250	*	*
Anne Devereux(14)	—	—	19,000	*	*
Jonathan Fram(15)	—	—	67,078	*	*
Nicolas Hanauer	—	—	1,496,000	5.1%	*
All directors and executive officers as a group (10 persons)(16)	10,959,216	100%	6,066,324	20.8%	92.4%

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13G/A filed jointly with the SEC on February 14, 2008 by PAR Investment Partners L.P., a Delaware partnership, PAR Group, L.P., a Delaware partnership and PAR Capital Management, Inc., a Delaware corporation (collectively “PAR”), each with an address at One International Place, Suite 2401, Boston, MA 02110. Pursuant to such Schedule 13G/A, PAR is the beneficial owner of 3,284,099 shares of our Class B common stock, has sole voting power as to 3,284,099 shares of our Class B common stock and sole dispositive power as to 3,284,099 shares of our Class B common stock.

(3)

Based on the most recently available Schedule 13G/A filed with the SEC on February 6, 2008 by Wells Fargo & Company (“Wells Fargo”), a parent holding company/control person with an address at 420 Montgomery Street, San Francisco, CA 94104, on its behalf and on behalf of the following wholly-owned Wells Fargo subsidiaries: Wells Capital Management Incorporated, an investment advisor; Wells Fargo Funds Management, LLC, an investment advisor; Wells Fargo Investments, LLC, a broker dealer; and Wells Fargo Bank, National Association, a bank. Pursuant to such Schedule 13G/A, Wells Fargo is the beneficial owner of 2,855,916 shares of our Class B common stock, has sole voting power as to 1,796,257 shares of our Class B common stock, sole dispositive power as to 2,853,916 shares of our Class B common stock and shared dispositive power with respect to 2,000 shares of our Class B common stock.

(4)

Based on the most recently available Schedule 13G filed with the SEC on January 23, 2008 by Columbia Wanger Asset Management L.P. (“Columbia”), an investment advisor, with an address at 227 West Monroe Street, Suite 3000, Chicago IL 60606. Pursuant to such Schedule 13G, Columbia is the beneficial owner of 1,700,000 shares of our Class B common stock, has sole voting power as to 1,700,000 shares of our Class B common stock and sole dispositive power as to 1,700,000 shares of our Class B common stock. The shares are held on behalf of Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia.

(5)

Based on the most recently available Schedule 13G filed jointly with the SEC on January 23, 2008 by Kingdon Capital Management, LLC (“Kingdon”), a Delaware limited liability corporation and Mark Kingdon, an individual, each with an address at 152 West 57th Street, 50th floor, New York, NY 10019. Pursuant to such Schedule 13G, Kingdon is the beneficial owner of 1,480,000 shares of our Class B common stock, has shared voting power as to 1,480,000 shares of our Class B common stock and shared dispositive power as to 1,480,000 shares of our Class B common stock.

(6)

Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2008 by T. Rowe Price Associates, Inc. (TROW), an investment advisor, with an address at 100 E. Pratt Street, Baltimore, MD 21202. Pursuant to such Schedule 13G/A, TROW is the beneficial owner of 1,459,800 shares of our Class B common stock, has sole voting power as to 363,500 shares of our Class B common stock and sole dispositive power as to 1,459,800 shares of our Class B common stock.

(7)

Includes: (1) 7,953,423 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 620,000 shares of our Class B common stock held by MARRCH Investments, LLC; (3) 800,000 shares of restricted stock subject to vesting; and (4) 83,333 shares of our Class B common stock held by Pemrose, LLC. Mr. Horowitz is the managing member of these entities and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities. It also includes 5,000 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz.

(8)

Includes: (1) 431,250 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008; (2) 300,000 shares of restricted stock subject to vesting; (3) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (4) 15,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (5) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(9)	Includes 300,000 shares of restricted stock subject to vesting.
(10)	Includes 300,000 shares of restricted stock subject to vesting.
(11)

Includes: (1) 200,000 shares of restricted stock subject to vesting; (2) 125,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008; and (3) 55 shares of Class B common stock held by Lara Ferroni, Mr. Ferroni’s wife.

(12)

Includes: (1) 400,000 shares of restricted stock subject to vesting; (2) 6,160 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Keister; and (3) 50,129 shares of our Class B common stock held in a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor.

(13)

Includes: (1) 4,000 shares of restricted stock subject to vesting; (2) 85,250 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; (3) 35,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008; and (4) 10,000 shares in the aggregate of our Class B common stock held by four different trusts for the benefit of his children, for which shares Mr. Cline disclaims beneficial ownership.

(14)

Includes (1) 4,000 shares of restricted stock subject to vesting; and (2) 15,000 shares of Class B Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008.

(15)

Includes: (1) 4,000 shares of restricted stock subject to vesting; (2) 21,878 shares of our Class B common stock held by the Jonathan and Leslie Fram Trust for the benefit of Mr. Fram and Leslie Fram, Stanford Fram, Timothy Fram and Sarah Fram, Mr. Fram’s wife and children; and (3) 41,200 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008.

(16)

Includes an aggregate of: (1) 10,959,216 shares of our Class A common stock; (2) 6,066,324 shares of our Class B common stock (including 45,500 shares for which beneficial ownership has been disclaimed); and (3) 647,450 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2008.

PROPOSAL ONE—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of six (6) individuals, all of whom have been nominated for election at the annual meeting. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The names and the respective ages of the six (6) nominees as of April 4, 2008 are set forth below:

Name	Age	Position(s)	Director Since
Russell C. Horowitz	41	Chairman of the Board of Directors, Chief Executive Officer and Treasurer	January 2003
John Keister	41	President, Chief Operating Officer and Director	January 2003
Dennis Cline(1)(2)(3)	47	Director	May 2003
Anne Devereux(1)(2)	46	Director	October 2006
Jonathan Fram(1)(3)	51	Director	May 2003
Nicolas Hanauer(2)(3)	48	Director and Vice Chairman	October 2007

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Compensation Committee.

Russell C. Horowitz. Mr. Horowitz is a founding executive officer and has served as the Chairman of our Board of Directors, Chief Executive Officer and Treasurer since our inception in January 2003. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including online payment authorization technology, Web search and directory services and merchant Web hosting, and served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger into InfoSpace, a provider of online services focused on Web search, online payment solutions for merchants, mobile infrastructure applications and content for wireless carriers, in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process until January 2001. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University.

John Keister. Mr. Keister is a founding executive officer and has served as our Chief Operating Officer and as a member of our Board of Directors since our inception in January 2003, and as our President since December 2003. Mr. Keister was previously a founder of Go2Net and served as its President from 1999 until its merger into InfoSpace in October 2000, at which time he served as Executive Vice President of the Consumer Division of the combined company through the merger integration process until January 2001. He also served as a member of the Board of Directors of Go2Net and as its Chief Operating Officer from 1996 to 1999. Mr. Keister received B.A. degrees in Philosophy and in Diplomacy & World Affairs from Occidental College.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since May 2003. Mr. Cline is currently the Executive Chairman of the Board of Directors of netForensics, Inc., a provider of security information management solutions. Mr. Cline previously served as Chief Executive Officer of netForensics. Prior to joining netForensics as its Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1998 to 2000, Mr. Cline was the Chief Executive Officer of DirectWeb, a provider of a bundled solution of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University.

Anne Devereux. Ms. Devereux has served as a member of our Board of Directors since October 2006. Ms. Devereux has more than 20 years of experience in marketing and advertising. Ms. Devereux currently serves as CEO of TBWA\WorldHealth and also CEO of LyonHeart, both of which are divisions of Omnicom Group Inc. (NYSE: OMC). TBWA\WorldHealth is one of the largest global marketing services networks dedicated to healthcare and lifestyle brands and LyonHeart is a leading healthcare communications agency. Prior to these roles, Ms. Devereux was the Chief Integration Officer as well as Managing Director of all health-related assignments within BBDO New York, an advertising agency. Before joining BBDO New York, Ms. Devereux was President and Founder of Consumer Healthworks, an advertising agency and one of the first agencies to specialize in direct-to-consumer advertising for healthcare brands. Ms. Devereux received a B.A. degree from Wellesley College.

Jonathan Fram. Mr. Fram has served as a member of our Board of Directors since May 2003. Mr. Fram currently serves as a Managing Partner of Maveron LLC, a venture capital firm. Prior to Maveron, Mr. Fram was an Entrepreneur in Residence for Doll Capital Management from June 2005 through March 2006. From May 2002 through December 2003, Mr. Fram was the Chief Executive Officer for Envivio, a privately-held company and a provider of MPEG-4 broadcast and streaming video systems. From October 2001 to May 2002, Mr. Fram was the Acting Chief Executive Officer of Envivio while he was a consultant to France Telecom, Envivio’s majority shareholder at that time. From August 2000 to July 2001, Mr. Fram was the President and Chief Executive Officer of eVoice, an online voicemail and unified messaging provider, until its sale to America Online in July 2001. Prior to eVoice from July 1999 to August 2000, Mr. Fram was the President of Net2Phone, a provider of voice services over IP networks, until AT&T acquired a controlling interest in the company. Prior to Net2Phone, from 1991 to 1999, Mr. Fram was a General Manager at Bloomberg, responsible for the Television, Internet and Radio divisions. Mr. Fram received a B.S. degree in Electrical Engineering and Computer Science from Princeton University.

Nicolas Hanauer. Mr. Hanauer has served as Vice Chairman of our Board of Directors since October 2007. Mr. Hanauer is currently a partner at Second Avenue Partners, a Seattle-based venture capital firm he co-founded in 2000. Mr. Hanauer founded aQuantive (formerly Avenue A Media, Inc.), a leading global digital marketing company, in 1996 and served as its Chief Executive Officer from June 1998 to September 1999 and Chairman of the Board from June 1998 until its acquisition by Microsoft in July 2007. In 1998, Mr. Hanauer co-founded Gear.com, which was later purchased by Overstock.com. In 1995, Mr. Hanauer became a founding investor in Amazon.com and served as a board advisor until 2000. Mr. Hanauer began his professional career at the Pacific Coast Feather Company in Seattle where he held a number of executive positions, including Chief Executive Officer and co-chairman. Mr. Hanauer received a B.A. degree in Philosophy from the University of Washington.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors determined that, other than Messrs. Horowitz and Keister, each of the members of the board is an independent director for the purposes of the Nasdaq Marketplace Rules.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the board. Copies of these charters are available on our website at www.marchex.com. The Board of Directors held eight meetings and took action by written consent on ten occasions during the fiscal year ended December 31, 2007. Each of the standing committees of the board held the number of meetings indicated below. During the last fiscal year, except for Mr. Hanauer who joined our Board of Directors in October of 2007, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period. Directors are encouraged to attend our annual meetings of stockholders. Four of our five directors, who then comprised the Board of Directors, attended last year’s annual meeting.

The following table sets forth the three standing committees of the board, the members of each committee, the number of meetings held by each committee and committee action taken by written consent during the 2007 fiscal period:

Name of Director	Audit	Compensation(1)	Nominating and Governance(2)
Dennis Cline	Member	Chair	Member
Anne Devereux	Member	Member	Chair
Jonathan Fram	Chair	Member	Member
Number of Meetings	7	5	5
Action by Written Consent	3	4	2

(1)

From January 1, 2007 through December 31, 2007, the members of the Compensation Committee were Messrs. Cline (Chair) and Fram and Ms. Devereux. Effective January 1, 2008, the current members of the Compensation Committee are Messrs. Cline, Fram and Hanauer (Chair).

(2)

From January 1, 2007 through December 31, 2007, the members of the Nominating and Governance Committee were Messrs. Cline and Fram and Ms. Devereux (Chair). Effective January 1, 2008, the current members of the Nominating and Governance Committee are Messrs. Cline and Hanauer and Ms. Devereux (Chair).

Audit Committee

The Audit Committee is currently comprised of Messrs. Cline and Fram (Chair) and Ms. Devereux. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules as they apply to Audit Committee members. Messrs. Cline and Fram are Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a charter that is available on our website at www.marchex.com. The functions of the Audit Committee include reviewing, with the Company’s independent accountants, the scope and timing of the independent accountants’ services, the independent accountants’ report on the Company’s consolidated financial statements following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year. The Audit Committee held seven meetings and took action by written consent on three occasions during the fiscal year ended December 31, 2007. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal Two.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cline, Fram and Hanauer (Chair). Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Marketplace Rules. The Compensation Committee operates under a charter that is available on our website at www.marchex.com. The Compensation Committee held five meetings and took action by written consent on four occasions during the fiscal year ended December 31, 2007.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Chief Executive Officer; and reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the Chief Executive Officer; reviewing and recommending to the Board of Directors employment and retention agreements for executive officers, including change of control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees. Regarding most compensation matters, including executive and director compensation, the Company’s management provides recommendations to the Compensation Committee. The Compensation Committee has delegated its authority to grant awards under the Company’s stock incentive plan to eligible employees who are not executive officers to the Stock Option Grant Subcommittee within certain pre-approved limits. The Stock Option Grant Subcommittee consists of two of the Company’s directors, Messrs. Horowitz and Keister, and such committee regularly reports any grants made to the Compensation Committee. To date, the Company has not engaged any consultant related to executive and/or director compensation matters.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Messrs. Cline and Hanauer and Ms. Devereux (Chair). Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a charter that is available on our website at www.marchex.com. The Nominating and Governance Committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated for election to our board at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the evaluation of the board and management. The Nominating and Governance Committee held five meetings and took action by written consent on two occasions during the fiscal year ended December 31, 2007.

Nomination of Directors

The Nominating and Governance Committee may use third party executive search firms to help identify prospective director nominees. In evaluating the suitability of each candidate, the Nominating and Governance Committee will consider issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit (i) independence, (ii) integrity, (iii) qualifications that will increase overall board effectiveness, and (iv) an ability to meet other requirements as may be required by applicable rules, such as financial literacy or expertise for Audit Committee members. The Nominating and

Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full Board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Marchex stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Marchex Nominating and Governance Committee, 413 Pine Street, Suite 500, Seattle, Washington 98101, Attention: General Counsel. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation does not mean that the committee will ultimately nominate the recommended candidate.

Mr. Hanauer, who was appointed to the Board of Directors during 2007, was recommended to the Nominating and Governance Committee by Mr. Horowitz.

Code of Conduct and Code of Ethics

The Company has adopted a code of conduct applicable to each of the Company’s officers, directors and employees, and a code of ethics applicable to the Company’s Chief Executive Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our website at www.marchex.com.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to ensure effective corporate governance which are available on our website at www.marchex.com.

Vice Chairman of the Board of Directors

In October 2007, our Board of Directors appointed Mr. Hanauer as Vice Chairman of our Board of Directors. As Vice Chairman, Mr. Hanauer’s responsibilities include:

•	Coordinating and moderating executive sessions of the Board of Directors’ independent directors.

•

Advising the Chairman of the Board of Directors as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Acting as the principal liaison between the independent directors and the Chairman of the Board of Directors on sensitive issues.

•	Performing such other duties as the Board of Directors may from time to time delegate to the Vice Chairman to assist the Board of Directors in the fulfillment of its responsibilities.

Board Effectiveness

The Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Executive Session

The corporate governance guidelines provide that the Company’s independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present. The independent directors met in executive session four times during the fiscal year ended December 31, 2007.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Cline and Fram or Ms. Devereux, the members of the Compensation Committee during 2007, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Communications with Directors

The Board of Directors provides a process for Marchex stockholders to send communications to the Board of Directors. Any stockholder who desires to contact the Board of Directors may do so by writing to: Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington 98101, Attention: Ethan Caldwell, Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on Proxy Card)

The Board of Directors has reappointed the firm of KPMG, an independent registered public accounting firm, as independent accountants of Marchex for the current fiscal year. Stockholder ratification of the selection of KPMG as Marchex’s independent accountants is not required by Marchex’s bylaws, Delaware corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG as independent accountants, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2008 and will consider the appointment of other certified public accountants. KPMG was the auditor for the year ended December 31, 2007. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

The Board of Directors has reappointed KPMG as auditors for the year ending December 31, 2008. In addition to audit services, KPMG also provided certain non-audit services to Marchex in 2007. The terms of Marchex’s engagement agreements with KPMG provide for alternative dispute resolution procedures, exclude the award of punitive damages and contain certain other limitations.

Accounting Fees and Services

During fiscal years 2006 and 2007, we retained KPMG to provide professional services in the following categories and amounts:

Fee Category	2006		2007
Audit Fees		$813,000		$786,000
Audit-Related Fees		$64,000		$2,000
Tax Fees		$35,000		$56,000
All Other Fees	$	None	$	None

Total All Fees		$912,000		$844,000

“Audit-related fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees for accounting consultation matters and consultations in connection with acquisitions.

“Tax fees” consist of fees for professional services for tax return preparation and consultation on matters related to acquisitions and tax credits.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG and has concluded that it is.

The Audit Committee pre-approved 100% of the 2006 and the 2007 KPMG fees above pursuant to the pre-approval policy described below.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Accountants

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent accountants during the fiscal year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The following “Report of the Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of directors Cline, Devereux and Fram. The role of the Audit Committee is to assist the Board of Directors in its oversight of Marchex’s financial reporting process. The Audit Committee performs the duties set forth in its current charter which is available on the Company’s website at www.marchex.com.

As noted in the Audit Committee’s charter, Marchex’s management is responsible for preparing the Company’s financial statements. The Company’s independent accountants are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supercede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to Marchex’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent accountants.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (“SEC”) for Audit Committee membership and is an “independent director” within the meaning of the Nasdaq listing standards. In addition, the Board of Directors has determined that each of Messrs. Cline and Fram qualifies as an Audit Committee financial expert,” as defined by SEC rules.

The Audit Committee has reviewed and discussed with Marchex’s independent accountants, KPMG, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. We have received from KPMG a formal written statement consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended December 31, 2007. The Audit Committee met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of Marchex’s internal controls, and the overall quality of Marchex’s financial reporting.

Based on the reports, discussions and reviews referred to above, in reliance on management and the independent accountants and subject to the limitations on our role and responsibilities in our charter, the Audit

Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Following a review of the independent accountant’s performance and qualifications, including consideration of management’s recommendation, the Audit Committee approved the reappointment of KPMG as Marchex’s independent accountants for the fiscal year ended December 31, 2008.

Respectfully submitted,

THE AUDIT COMMITTEE

Dennis Cline

Anne Devereux

Jonathan Fram, Chair

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our executive officers, and their respective ages as of April 4, 2008, are as follows:

Name	Age	Position(s)
Russell C. Horowitz	41	Chief Executive Officer and Treasurer
Michael A. Arends	37	Chief Financial Officer
Ethan Caldwell	39	Chief Administrative Officer, General Counsel and Secretary
Peter Christothoulou	36	Chief Strategy Officer
William Day	43	Chief Media Officer
Cameron Ferroni	38	Chief Technology Officer
John Keister	41	President and Chief Operating Officer

Biographical information for our executive officers who also serve as directors is set forth above (See “Proposal One  —  Election of Directors”). Biographical information for all other executive officers is set forth below.

Michael A. Arends. Mr. Arends has served as our Chief Financial Officer since May 2003. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1995, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce from the University of Alberta.

Ethan Caldwell. Mr. Caldwell is a founding executive officer and has served as our Chief Administrative Officer, General Counsel and Secretary since our inception in January 2003. Mr. Caldwell was previously Senior Vice President, General Counsel and Corporate Secretary of Go2Net, from November 1996, until its merger with InfoSpace in October 2000. Mr. Caldwell assisted in the integration of Go2Net with InfoSpace through December 2000. Mr. Caldwell received his J.D. from the University of Maryland and his B.A. in Political Science from Occidental College.

Peter Christothoulou. Mr. Christothoulou is a founding executive officer and has served as our Chief Strategy Officer since our inception in January 2003. Mr. Christothoulou was previously the Senior Vice President of Strategic Initiatives for Go2Net, focused on strategic acquisitions and investments, from January 2000 until its merger with InfoSpace in October 2000, at which time he served as the Senior Vice President of Corporate Strategy and Development of the combined company through the merger integration process until

January 2001. Prior to Go2Net, Mr. Christothoulou was a Vice President in the Investment Banking Group of U.S. Bancorp Piper Jaffray, focused primarily on merger and acquisition advisory services for technology companies, and was with the investment banking firm from 1996 until January 2000. Mr. Christothoulou received a B.A. in Economics from the University of Washington.

William Day. Mr. Day has served as our Chief Media Officer since August 2007. From 2004 to 2007, Mr. Day served as Chief Executive Officer of MeMedia, a privately held behavioral advertising network. Prior to that, Mr. Day served as the co-founder and Chief Executive Officer of About.com, a pioneer in providing vertically focused original consumer information and advice. Following Primedia’s acquisition of About.com in 2000, Mr. Day continued as Chief Executive Officer of About.com, running the division within Primedia through 2003. Mr. Day received his B.S. in Mechanical Engineering from Yale University, and his M.B.A. from the Wharton School of the University of Pennsylvania.

Cameron Ferroni. Mr. Ferroni has served as our Chief Technology Officer since October 2005. He previously held a series of senior leadership positions with the Microsoft Corporation during a 13-year tenure with the company. From 2002 to 2005, Mr. Ferroni was General Manager of Microsoft’s Xbox Software and Services Platform team, managing a unit of more than 200 employees responsible for building and designing all software features for the Xbox 360 product, as well as the next generation of Xbox Live. Prior to that, he served as Product Unit Manager for Xbox and was responsible for forming the initial product vision and strategy. Mr. Ferroni also recruited and managed Xbox’s original 50-person platform software team, then founded and built the Xbox Live product and team. From 1992 to 1999, he held key leadership roles within Microsoft’s Web server and Windows NT businesses. Mr. Ferroni received a B.A.Sc. in Computer Engineering from the University of Waterloo.

Compensation Discussion and Analysis

Overview

•	Our “named executive officers”, or “NEOs”, are:

•	Russell C. Horowitz, our chairman and chief executive officer;

•	Michael A. Arends, our chief financial officer;

•	Ethan Caldwell, our chief administrative officer, general counsel and secretary;

•	Peter Christothoulou, our chief strategy officer;

•	Cameron Ferroni, our chief technology officer; and

•	John Keister, our president and chief operating officer.

You can find detailed information regarding the compensation we paid to our NEOs in the tables that begin on page 20. Our executive compensation programs are intended to serve two related goals:

•

Long-Term Retention of our Strong Management Team. We believe that our continued success depends on our ability to retain our experienced, complementary and dedicated management team. Although we always consider the ultimate interest of our stockholders in setting NEO compensation, we also must acknowledge that our executives face many career options and we therefore must provide strong incentives for them to continue to participate in our growth.

•

Long-Term Growth in Stockholder Value. We believe that management compensation packages should reflect as much as possible the risk and opportunity experienced by our stockholders. As a result, we strongly emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success.

We believe that this long-term focus will appropriately reward our management team for performance that will most benefit our Company and stockholders. We think that a focus on shorter-term results could inappropriately over- or under-compensate our executives due to short-term fluctuations that do not as accurately reflect our corporate growth and the corresponding benefit to our stockholders.

Our “long-term” emphasis results in NEO compensation packages that are weighted significantly towards long-term equity grants, with a relatively low proportion of NEO compensation derived from cash salaries. Cash bonuses to our NEOs are paid only under our annual incentive plan, which ties such bonus payments directly to our annual corporate performance.

NEO Compensation for 2007

During 2006, our Compensation Committee conducted a comprehensive review of our executive compensation packages, including salary, salary history, the number and value of shares owned by our executives, prior equity grants and vesting and exercise history. The Compensation Committee also considered data regarding compensation paid at public media, internet and technology-based companies of comparable size to our Company and which could compete for the services of our NEOs. Although the compensation practices of our competitors instructed our review, we used that data only to gain perspective and did not “benchmark” our compensation to any particular level. The Compensation Committee was advised in its review by outside counsel but did not engage a compensation consultant. This review informed and directed the compensation decisions described in greater detail below.

Base Salary

The 2007 salaries shown in the Summary Compensation Table on page 20 were set by our Compensation Committee effective January 1, 2007 based on existing agreements with the NEOs and the compensation review discussed above, as well as a consideration of each NEO’s total compensation package including prior equity grants, exercise history, and existing stock ownership. The Compensation Committee particularly considered our desire to maintain cash remuneration as a relatively small portion of overall compensation. In addition, the Compensation Committee considered each NEO’s skills, experience, level of responsibility, performance and contribution to our Company. The Compensation Committee also took into account Mr. Horowitz’s preference to continue his salary at its historical $50,000 level. The Compensation Committee also took into account the following individual considerations: (1) the oversight role Mr. Arends played in the various asset and business acquisition integrations, particularly relating to the integration of financial processes and controls; (2) Mr. Caldwell’s role in managing various Company administrative departments, facilitating the Company’s contract processes (including the addition of numerous advertisers and important distribution partners), protecting the Company’s intellectual property (including managing the Company’s patent and trademark applications) and working with others to protect and develop the Company’s significant intangible assets; (3) the central role performed by Mr. Christothoulou in developing strategies around the Company’s consumer and traffic initiatives; (4) the role Mr. Ferroni played with respect to overseeing teams developing scalable and reliable technical platforms; and (5) the role Mr. Keister played in enhancing the Company’s local aggregator platform and business processes and his lead role in the Company’s operational initiatives.

The Compensation Committee conferred with Mr. Horowitz when setting the base salary of the other NEOs, but he did not participate in deliberations regarding his own salary. All salaries are reviewed at least annually and subject to future adjustment by the Compensation Committee.

Equity Compensation

All of our employees and directors are eligible to receive options and/or shares of restricted stock under our Amended and Restated 2003 Stock Incentive Plan. We historically granted primarily options; however, we have more recently included an increasing number of restricted stock grants because we believe that such grants better serve our goal of long-term shareholder growth by providing our management team with a more appropriate financial reward and performance risk. During 2007 we awarded NEOs restricted shares of our Class B common stock, based on the compensation review discussed above. The Compensation Committee determined the size of each NEO’s grant based on a consideration of his existing stock ownership and outstanding equity grants awarded in prior years. In the case of Mr. Horowitz, the Compensation Committee also considered his and our desire to place greater emphasis on his equity compensation as compared to his cash compensation, his $50,000 salary level and his strategic importance to the Company. You can find more information regarding these grants, including their vesting schedules, by referring to our Grants of Plan-Based Awards Table on page 21 and our Outstanding Equity Awards Table on pages 22-23. Given their long vesting schedule, we believe that these grants will be particularly effective at further motivating our management team to continue to focus on the long-term success of our business enterprise. All outstanding awards will vest in full immediately upon a change of control of the Company. For more information on this acceleration provision, please refer to page 24.

The Compensation Committee does not automatically grant equity to NEOs every year; it analyzes existing NEO equity holdings and prior equity awards, and uses that data to determine whether additional grants are appropriate and necessary to recalibrate the cash-equity balance of NEO compensation packages.

Most equity awards for employees are tied to their annual performance reviews and are generally granted following the release of our third-quarter financial results. We may occasionally make employee grants outside of that review process; such awards typically are granted as of the date the grant is approved. Our restricted stock grants to NEOs were granted effective January 1, 2007, to coincide with the commencement of the new fiscal year. All new-hire awards have a grant date set to correspond to the date of hire. All options have an exercise price set at the closing market price of our Class B common stock on the grant date.

Annual Incentive Plan

The Compensation Committee adopted our annual incentive plan in 2006 (the “Incentive Plan”) to motivate and reward key employees for enabling our Company to achieve specified corporate objectives, to increase the competitiveness of our management compensation packages without increasing our fixed costs, and to align management compensation with key measures of our financial performance.

The Compensation Committee determined that for 2007 a maximum of $1,000,000 would be available for award, in the aggregate, to all plan participants. This amount was based upon the Compensation Committee’s determination of a reasonable bonus pool in light of the number of participants and the Company’s resources. The Compensation Committee also determined that each NEO would be eligible to participate in the pool. Eligibility determinations are based upon the Compensation Committee’s assessment of the importance of a participant’s role, together with such participant’s overall cash and equity compensation level. Finally, the Compensation Committee determined that we would use adjusted operating income before amortization, also referred to as “OIBA”, as the measure of performance on which bonus awards would be based.

To calculate adjusted OIBA we start with the operating income as presented in our audited financial statements, and we (1) add back (a) stock-based compensation expense and (b) amortization of acquired intangible assets; and (2) exclude gain or loss on sales and disposals of intangible assets or other non-recurring expenses.

The Compensation Committee elected to use these adjusted OIBA targets because it believes that such targets most accurately reflect the improvements in our corporate performance without the impact of certain non-cash and non-recurring expenses which the Company does not regard as ongoing costs of doing business. The Compensation Committee set a range of specific OIBA targets based on a review of our actual OIBA for the fiscal year ended December 31, 2006 and our budgeted OIBA for the 2007 fiscal year. At the low end of the range, the targets were intended to be difficult but realistic given our expectations regarding corporate performance. The high end of the range, intended to reflect “optimum” Company performance, were set significantly higher than our projected financial results and were considered “stretch” goals.

If the targets are met, the Compensation Committee has complete discretion to allocate awards among eligible participants in any amount not exceeding the corresponding aggregate bonus pool. The Compensation Committee also has absolute discretion to award no bonuses at all even if the highest target is achieved. For 2007, the Compensation Committee did not award any bonuses under the Incentive Plan to the NEOs or any other employee because we did not meet the OIBA targets in part due to the Company’s acquisition of VoiceStar in 2007 which resulted in higher investment amounts than anticipated in establishing such OIBA targets. In March of 2008, the Compensation Committee again determined to use OIBA targets for 2008, with the same intent to set goals that are difficult but realistic at the lower end of the range, but “stretch” goals at the higher end. For 2008, the Compensation Committee has again determined that total aggregate awards under the Incentive Plan will not exceed $1,000,000. It is our intention that any such bonus payments would still constitute a relatively small percentage of our NEO compensation so that the bulk of their compensation package will remain dependent on our long-term growth. You can find more information regarding our Incentive Plan following the Grants of Plan-Based Awards Table on pages 21-22.

Retention Agreements

We have entered into retention agreements with each of Messrs Arends, Caldwell, Christothoulou and Ferroni. In addition, outstanding equity grants held by our NEOs will vest in full immediately upon any change of control. These arrangements are described on pages 23-25.

We believe it is appropriate to have these arrangements in place to promote our goal of the long-term retention of our management team. The Compensation Committee took into account the retention practices of our competitors in establishing the terms of such retention agreements.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Marchex, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Marchex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dennis Cline

Jonathan Fram

Nicolas Hanauer, Chair

Summary Compensation Table(1)(2)

The following table summarizes the total compensation for our NEOs, who are the chief executive officer, the chief financial officer and our four other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Russell C. Horowitz	2007	50,000	1,777,489	—	1,827,489
Chairman and Chief Executive Officer	2006	50,000	—	—	50,000

Michael A. Arends	2007	255,000	666,558	236,531	1,158,089
Chief Financial Officer	2006	135,000	—	562,000	697,000

Ethan A. Caldwell	2007	150,000	666,558	—	816,558
Chief Administrative Officer, General Counsel and Secretary

Peter Christothoulou	2007	150,000	666,558	—	816,558
Chief Strategy Officer

Cameron Ferroni	2007	200,000	444,372	358,738	1,003,110
Chief Technology Officer	2006	95,000	—	686,000	781,000

John Keister President and Chief Operating Officer	2007	115,000	888,745	—	1,003,745

(1)

Includes only those columns relating to compensation awarded to, earned by or paid to the NEOs in 2006 and 2007, except with respect to Messrs. Caldwell, Christothoulou and Keister, who were not NEOs in 2006. For the purposes of determining our NEOs we included our chief executive officer and chief financial officer during the last fiscal year plus our four other most highly compensated executive officers since the total compensation for Messrs. Caldwell and Christothoulou is equivalent. All other columns have been omitted.

(2)	The total value of all perquisites and personal benefits of each NEO falls below the reportable amount for disclosure within this table.
(3)

Represents the compensation cost recognized in our financial statements related to stock awards awarded to each NEO. We recognize the fair value of the stock on the date of issuance as compensation expense over the vesting period of awards granted in accordance with SFAS 123R. The grant date fair value of the stock awards issued on January 1, 2007 was $13.38 per share which is closing price of our common stock on the NASDAQ Global Market on the date of grant.

(4)

Represents the compensation cost recognized in our financial statements relating to stock options awarded to each NEO. Pursuant to SFAS 123R, we recognize the grant date fair value, estimated using the Black- Scholes option-pricing model in compensation expense over the vesting periods of options granted. Each year our financial statements reflect compensation costs relating to options granted during the current year as well as options granted in prior years that remain unvested at the beginning of the current year. Accordingly, amounts in the table include a portion of the grant date fair value of each option awarded from 2003 through 2007. The following represents the weighted-average assumptions used to determine the full grant date fair value for grants awarded in the years indicated:

	2003	2004	2005	2006	2007
Expected life (in years)	4.0	4.0	4.0	4.0	4.0
Risk-free interest rate	5.50%	4.25% to 4.75%	3.69% to 4.36%	4.60% to 5.12%	3.26% to 4.91%
Expected volatility	102% to 111%	85% to 102%	58% to 61%	53% to 58%	52%
Expected dividend	0%	0%	0%	0% to 0.6%	0.6%

2007 Grants of Plan-Based Awards(1)

The following table sets forth certain information with respect to stock and option awards granted during the year ended December 31, 2007 to our NEOs.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Russell C. Horowitz	1/1/2007	800,000	—	10,704,000
Michael A. Arends	1/1/2007	300,000	—	4,014,000
Ethan Caldwell	1/1/2007	300,000	—	4,014,000
Peter Christothoulou	1/1/2007	300,000	—	4,014,000
Cameron Ferroni	1/1/2007	200,000	—	2,676,000
John Keister	1/1/2007	400,000	—	5,352,000

(1)	Includes only those columns related to plan based awards granted during 2007. All other columns have been omitted.
(2)

For 2007, $1,000,000 was the maximum aggregate amount of bonuses that could have been awarded under the Incentive Plan and no bonuses were awarded. We discuss our Incentive Plan in our Compensation Discussion and Analysis on pages 18-19 and immediately following this table. There is no minimum or maximum NEO award under the Incentive Plan because the Compensation Committee has absolute discretion to award no bonuses even if the highest target is achieved. If any of the targets are met, the Compensation Committee can allocate the corresponding bonus pool among eligible participants in its sole discretion. NEOs are not guaranteed any part of the bonus pool.

(3)

These stock values were calculated by multiplying the closing price of our common stock on the NASDAQ Global Market on the date of the grant by the number of shares awarded. The grant date fair value of the stock awards issued on January 1, 2007 was $13.38 per share which is closing price of our common stock on the NASDAQ Global Market on the date of grant. Under SFAS 123R, the value of future dividends is assumed to be reflected in the closing price per share of our common stock, and, consequently, in the fair value of each award. Therefore, dividends paid on restricted stock are not shown separately in the table.

Restricted Stock Grants

The grants of restricted stock reflected in the table above vest 12.5% on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010, with the remaining 50% vesting on January 1, 2013. All outstanding awards will vest in full immediately upon a change of control of the Company. For more information on this acceleration provision, please refer to page 24.

Annual Incentive Plan

Under our Incentive Plan, our Compensation Committee has discretion to award bonuses based on our achievement of selected performance metrics and on each participant’s performance during the year. On or before March 31st of each year, our Compensation Committee determines the maximum aggregate amount of the bonus pool, identifies which employees will be eligible for awards, and sets performance targets to be met in order for participants to be eligible for a bonus, using any of the following as the Compensation Committee determines in its sole discretion:

•	pre-tax income;

•	adjusted operating income before amortization;

•	operating income before amortization;

•	operating income;

•	net earnings;

•	net income;

•	cash flow or funds from operations;

•	adjusted earnings per share;

•	earnings per share;

•	appreciation in the fair market value of our stock;

•	cost reduction or savings;

•	implementation of critical processes or projects; or

•	adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

The Compensation Committee determined that for 2007 the bonus pool would be up to $1,000,000, and that each NEO would be eligible to be considered for awards based on our 2007 performance. Our Compensation Discussion and Analysis, which begins on page 16, provides additional discussion regarding the Incentive Plan. No awards were paid under this plan to our NEOs or any other employee for 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End(1)

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2007. Certain option and stock awards provide for accelerated vesting in full upon a change in control. For more information on these acceleration provisions, please refer to pages 23-25.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell C. Horowitz
Restricted Stock	1/1/2007	(3)	—	—	—	—	800,000	8,688,000
Michael A. Arends
Options	5/1/2003	(4)	275,000	—	$3.00	5/1/2013	—	—
Options	5/1/2003	(5)	100,000	—	$6.50	5/1/2013	—	—
Options	1/5/2006	(6)	43,749	56,251	$22.76	1/5/2016	—	—
Restricted Stock	1/1/2007	(3)	—	—	—	—	300,000	3,258,000
Ethan Caldwell
Restricted Stock	1/1/2007	(3)	—	—	—	—	300,000	3,258,000
Peter Christothoulou
Restricted Stock	1/1/2007	(3)	—	—	—	—	300,000	3,258,000
Cameron Ferroni
Options	9/28/2005	(7)	112,499	87,501	$15.52	9/28/2015	—	—
Restricted Stock	1/1/2007	(3)	—	—	—	—	200,000	2,172,000
John Keister
Restricted Stock	1/1/2007	(3)	—	—	—	—	400,000	4,344,000

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2007. All other columns have been omitted.

(2)	Based on a closing price of $10.86 of our common stock on the NASDAQ Global Market on December 31, 2007.
(3)

The shares of restricted stock vest at the rate of 12.5% on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010 and the remaining 50% vest on January 1, 2013 with vesting in full upon a change of control of the Company.

(4)	The option vests over a four year period at the rate of 33,333 shares at December 31, 2003, 54,167 shares at April 30, 2004, and the remainder every six months thereafter in equal increments.
(5)	The option vests over a four year period at the rate of 33,333 shares at October 31, 2004 and the remainder vests every six months thereafter in equal increments.
(6)	The option vests over a four year period at the rate of twenty-five percent on January 5, 2007 and the remainder vests quarterly thereafter in equal increments.
(7)	The option vests over a four year period at a rate of twenty-five percent on September 28, 2006 and the remainder vests quarterly thereafter in equal increments.

2007 Option Exercises(1)

The following table sets forth certain information concerning option exercises by Mr. Arends during the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)
Michael A. Arends	75,000	848,000

(1)	Includes only those columns relating to 2007 option exercises. All other columns have been omitted.
(2)	Represents the total number of shares underlying the exercised stock options.
(3)	Based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

Employment Contracts with NEOs

We have entered into an Executive Employment Agreement with Michael A. Arends, our Chief Financial Officer, effective as of May 1, 2003 which provides that in the event that either: (1) Russell C. Horowitz ceases to be a Marchex employee for any reason; or (2) a change in control occurs while Mr. Arends is employed by Marchex, all options or other equity awards held by Mr. Arends with respect to our Class B common stock shall become fully vested. For purposes of this provision, a change in control occurs if one person or entity acquires control of 50% or more of our common stock entitled to vote for directors, but does not occur as a result of an acquisition by Marchex or any corporation controlled by Marchex.

Mr. Arends is also entitled to receive the following termination benefits in the event of termination by the Company without cause, Mr. Arends’ death or disability, or Mr. Arends’ resignation for good reason following the expiration of the applicable cure period: (1) full vesting of stock options, and (2) if Mr. Arends ceases to be an employee within the first three years of his employment, he shall receive  1/4 of his then current annual salary and for each additional year after three full years of employment, he shall receive an additional amount equal to  1/12 of his then current annual salary; up to a maximum amount equal to his then current annual salary.

Restricted Stock Agreements

Effective January 1, 2007, we granted shares of restricted stock to each of our NEOs under our 2003 Amended and Restated Stock Incentive Plan. For as long as the NEO remains employed by us, the restricted shares will vest as follows:

•	12.5% will vest on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010; and

•	the remaining 50% will vest on January 1, 2013.

However, all restricted shares will vest immediately upon a change of control of the Company. In the event that any portion of these restricted shares which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

Retention Agreements

On October 2, 2006, we entered into retention agreements with each of Messrs. Arends, Caldwell, Christothoulou and Ferroni, which provide that in the event of a change of control, each of Messrs. Arends, Caldwell, Christothoulou and Ferroni would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year, or (b) his pro rata portion of the aggregate bonus pool under our Incentive Plan for the current year assuming achievement under the Incentive Plan of the maximum performance targets for such year. With respect to Messrs. Arends, Caldwell, Christothoulou and Ferroni, if within twelve (12) months following a change of control: (1) the Company shall terminate his employment with the Company without cause, or (2) he shall voluntarily terminate such employment for good reason, the Company shall provide reimbursement of health care premiums for him and his dependents, for a period of eighteen (18) months from the date of his termination, to the extent that he is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). In the event that any portion of these payments or benefits which such individuals are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

The following describes our potential payments and estimated value of any vesting of stock options or restricted stock to our NEOs upon termination or change of control of Marchex assuming such termination or change of control occurred on December 31, 2007. The actual amounts to be paid and the value of any vesting of stock options or restricted stock can be determined only at the time of such termination or change of control, and are dependent upon the facts and circumstances then applicable:

Name	Change in Control ($)	Termination without Cause or Resignation for Good Reason within 12 months following a Change in Control ($)	Termination ($)
Russell C. Horowitz
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards	—	—	—
Value of Accelerated Restricted Stock Awards(2)	8,688,000	—	—
Health Benefits	—	—	—
Estimated 280G gross-up(4)	3,959,003	—	—

Name	Change in Control ($)	Termination without Cause or Resignation for Good Reason within 12 months following a Change in Control ($)	Termination ($)
Michael A. Arends
Salary and Bonus Payments(1)	842,334	—	—
Severance Payments	—	—	85,000
Value of Accelerated Option Awards(5)	0	—	0
Value of Accelerated Restricted Stock Awards(2)	3,258,000	—	—
Health Benefits(3)	—	20,604	—
Estimated 280G gross-up(4)	1,814,901	48,498	—
Ethan Caldwell
Salary and Bonus Payments(1)	632,334	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards	—	—	—
Value of Accelerated Restricted Stock Awards(2)	3,258,000	—	—
Health Benefits(3)	—	20,604	—
Estimated 280G gross-up(4)	1,756,198	9,462	—
Peter Christothoulou
Salary and Bonus Payments(1)	632,334	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards	—	—	—
Value of Accelerated Restricted Stock Awards(2)	3,258,000	—	—
Health Benefits(3)	—	20,604	—
Estimated 280G gross-up(4)	1,753,796	9,462	—
Cameron Ferroni
Salary and Bonus Payments(1)	732,334	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards	—	—	—
Value of Accelerated Restricted Stock Awards(2)	2,172,000	—	—
Health Benefits(3)	—	20,604	—
Estimated 280G gross-up(4)	1,286,537	9,462	—
John Keister
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards	—	—	—
Value of Accelerated Restricted Stock Awards(2)	4,344,000	—	—
Health Benefits	—	—	—
Estimated 280G gross-up(4)	1,968,852	—	—

(1)	Includes pro rata portion of the 2008 Incentive Plan in accordance with the retention agreements.
(2)	Reflects the value of restricted stock awards granted January 1, 2007 based upon $10.86 per share, the closing price of our common stock on the NASDAQ Global Market on December 31, 2007.
(3)	Based on the estimated cost of health benefits for a period of eighteen months.
(4)

The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided to an NEO that are contingent upon a change in control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from the Company for the five years preceding the year of the change in control (or such shorter period as the NEO was employed by the Company) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described above, an NEO who incurs any such excise tax will be entitled to receive from the Company a “gross-up payment” in an amount necessary to place him in the same after-tax position had no portion of such contingent payments been subject to excise tax. The amount of the gross-up payments in the table are based on a Section 4999 excise tax rate of 20% and the maximum federal marginal income tax rate of 35%. For the purposes of this calculation, it is assumed that the amounts subject to Section 280G will not be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement applicable to the NEO.

(5)

No benefit results from the deemed acceleration of Mr. Arends’ options at December 31, 2007 as there was no intrinsic value on such date and we have assumed that such options terminate in connection with such deemed acceleration.

Procedures for Review and Approval of Related Person Transactions

Our Audit Committee is responsible under its charter for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board of Directors the compensation of our independent directors. Messrs. Horowitz and Keister, our two employee directors, do not receive separate compensation for their Board service. The following table summarizes compensation earned by or awarded to our independent directors who served on our Board of Directors in 2007.

2007 Director Compensation(1)

Name	Stock Awards ($) (2)(4)	Option Awards ($)(3)(4)	Total ($)
Dennis Cline	34,371	27,516	61,887
Anne Devereux	34,371	72,950	107,321
Jonathan Fram	34,371	27,516	61,887
Nicolas Hanauer	—	59,637	59,637

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2007. All other columns have been omitted.
(2)

Reflects the value of restricted stock awards granted May 11, 2007 based upon the closing market price of $10.86 per share on the grant date on the NASDAQ Global Market. Represents the compensation cost recognized in our financial statements relating to our 2007 non-employee director restricted stock awards.

(3)

Represents the compensation cost recognized in our financial statements relating to stock options awarded to each non-employee director. Pursuant to SFAS 123R, we recognize the grant date fair value, estimated using the Black-Scholes option-pricing model in compensation expense over the vesting periods of options granted. Each year our financial statements reflect compensation costs relating to options granted during the current year as well as options granted in prior years that remain unvested at the beginning of the current year. Accordingly, amounts in the table include a portion of the grant date fair value of each option awarded from 2003 through 2007. The following represents the weighted-average assumptions used to determine the full grant date fair value for grants awarded in the years indicated:

	2003	2004	2005	2006	2007
Expected life (in years)	4.0	4.0	4.0	4.0	4.0
Risk-free interest rate	5.50%	4.25% to 4.75%	3.69% to 4.36%	4.60% to 5.12%	3.26% to 4.91%
Expected volatility	102% to 111%	85% to 102%	58% to 61%	53% to 58%	52%
Expected dividend	0%	0%	0%	0% to 0.6%	0.6%

(4)	The aggregate number of equity awards outstanding as of December 31, 2007 are:

Name	Stock Awards or Stock Units	Option Awards	Total
Dennis Cline	4,000	35,000	39,000
Anne Devereux	4,000	40,000	44,000
Jonathan Fram	4,000	44,050	48,050
Nicolas Hanauer	—	300,000	300,000

The Company’s directors currently do not receive cash compensation for their services as members of the Board of Directors. Directors are, however, reimbursed for the reasonable out-of-pocket expenses they incur in attending meetings of the Board of Directors or Board of Director Committees.

In May of 2007, the Company granted each of Messrs. Cline and Fram and Ms. Devereux 4,000 shares of restricted stock pursuant to the Company’s 2003 amended and restated stock incentive plan which will vest in full on May 11, 2008 assuming continued service on the Board during such period and with accelerated vesting in full upon a change in control.

In October of 2007 in connection with Mr. Hanauer’s appointment to the Board as Vice Chairman, the Company granted Mr. Hanauer a non-qualified stock option pursuant to the Company’s 2003 amended and restated stock incentive plan to purchase 300,000 shares of the Company’s Class B common stock, at an exercise price of $11.02 per share and with vesting over a four year period pursuant to which twenty-five percent will vest on October 29, 2008 and the remainder will vest quarterly thereafter in equal increments and with accelerated vesting in full upon a change in control.

Equity Compensation Plans

Stock Incentive Plan. On January 17, 2003, we adopted our 2003 stock incentive plan. The plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of option grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

•	right to purchase shares pursuant to restricted stock purchase agreements.

Employee Stock Purchase Plan. Our 2004 employee stock purchase plan, effective on March 30, 2004, was adopted by our Board of Directors and approved by our stockholders on February 15, 2004. This plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in purchase periods under the plan. Under the purchase plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. We have authorized an aggregate of 300,000 shares of our Class B common stock for issuance under the purchase plan to participating employees. The purchase plan provides for purchase periods which shall be determined by the Board of Directors.

The purchase plan was amended on December 8, 2005 to provide that effective January 1, 2006 the purchase price of shares of Class B common stock available under the purchase plan shall be equal to 95% of the closing price of the shares of Class B common stock on the last business day of each purchase period.

Equity Compensation Plan Information

The following table sets forth certain information regarding our Class B common stock that may be issued upon exercise of options, warrants and other rights under all of our existing equity compensation plans as of December 31, 2007.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders
2003 stock incentive plan(1)	4,872,788	$12.94	392,557
2004 employee stock purchase plan	4,219	$9.03 to $15.50	247,280
Stand-alone warrants not approved by security holders(2)	6,500	$8.45	N/A

Total	4,883,507	$8.45 to $15.50	639,837

(1)

We have reserved 12,280,521 shares of Class B common stock for issuance under our 2003 stock incentive plan, which includes an increase of 2,049,352 shares to the authorized number of shares available under the plan which occurred on January 1, 2008 as a result of the “evergreen provision” under the plan. The “evergreen provision” provides for annual increases in the number of shares available for issuance under the plan, on the first day of our fiscal year, equal to 5% of the outstanding shares of Class B common stock (including any shares of Class B common stock issuable upon conversion of any outstanding capital stock) on such date.

(2)

In connection with our initial public offering in April 2004 we granted warrants to the underwriters in that offering to purchase an aggregate of 120,000 shares of Class B common stock upon exercise thereof at an exercise price of $8.45 per share. The warrants are exercisable over a four-year period commencing on April 5, 2005 and ending April 5, 2009. As of December 31, 2007, approximately 6,500 warrants remained unexercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its directors, officers and 10% stockholders complied with all applicable filing requirements during 2007.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2009 Annual Meeting of Stockholders must be received by the Company no later than December 13, 2008 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 413 Pine Street, Suite 500, Seattle, Washington 98101.

Stockholders who wish to present a proposal at our 2009 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by March 9, 2009. If a stockholder proposal is not submitted by this date and it is properly brought before our 2009 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board of Directors solicits for our 2009 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2008 Annual Meeting of Stockholders was February 25, 2008. We have discretionary authority to vote the proxies that the Board of Directors solicits for our 2008 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2008 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

ANNUAL REPORT ON FORM 10-K

A copy of Marchex’s annual report on Form 10-K for the year ended December 31, 2007, including its financial statements for the year ended December 31, 2007, accompanies this proxy statement and is also available for download or review by visiting www.marchex.com/ir.html. An additional copy of such annual report on 10-K (without exhibits) will be furnished without charge and a copy of any or all exhibits to such annual report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing exhibits upon request by any stockholder to Marchex Investor Relations, 413 Pine Street, Suite 500, Seattle, Washington 98101, or by calling (206) 331-3300.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Marchex Investor Relations, 413 Pine Street, Suite 500, Seattle, Washington 98101 or by calling (206) 331-3300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

The Company’s stock transfer agent and registrar is BNY Mellon Shareowner Services, 520 Pine Street, Suite 1220, Seattle, Washington 98101, (206) 674-3033.

By order of the Board of Directors,

Ethan Caldwell

Secretary

PROXY PROXY

MARCHEX, INC. CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2008 THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF MARCHEX, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 9, 2008 and the Proxy Statement, and appoints Michael Arends and Ethan Caldwell, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Marchex, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Seattle Hotel, 1400 6th Avenue, Seattle, Washington, on May 9, 2008 at 10:00 a.m. local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side. Please mark, date, sign and return this proxy promptly in the enclosed envelope.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can own access your Marchex, Inc. account online.

Access your Marchex, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Marchex, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT**** www.bnymellon.com/shareowner/isd

Investor ServiceDirect*

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

FOR WITHHOLD FOR ALL ALL ALL EXCEPT

1. To elect six directors to serve on the Company’s Board of Directors until their successors are duly elected and qualified:

01 Russell C. Horowitz

02 Dennis Cline

03 Anne Devereux

04 Jonathan Fram

05 Nicolas Hanauer

06 John Keister

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below:

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

2. To ratify the appointment of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2008.

FOR AGAINST ABSTAIN

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Please indicate if you plan to attend this meeting

Signature Signature Date

Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mchx

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the Internet at www.marchex.com